OCCIDENTAL PETROLEUM CORPORATION
2015 LONG-TERM INCENTIVE PLAN as Amended and Restated

NOTICE OF GRANT OF TOTAL SHAREHOLDER RETURN INCENTIVE AWARD (Equity-based and Equity-settled Award)

Pursuant to the Occidental Petroleum Corporation 2015 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), Occidental Petroleum Corporation (“Occidental” and, with its Subsidiaries, the “Company”), grants you (the “Grantee”) an award on the terms and conditions set forth herein (the “Award”). By accepting this Award, the Grantee agrees, to the extent not contrary to applicable law, to (i) the terms and conditions of the Plan and this Notice of Grant of Total Shareholder Return Incentive Award (the “Notice of Grant”), (ii) the Standard Award Terms and Conditions set out on Attachment 1 hereto, including the arbitration provisions thereof (the “Terms and Conditions”), and (iii) the General Terms of Employment set out on Attachment 2 hereto, which, in the case of (ii) and (iii), are incorporated in this Notice of Grant by reference. Capitalized terms used but not defined herein shall, unless otherwise indicated, have the meanings set forth in the Plan. This Notice of Grant (along with the Terms and Conditions and all other incorporated attachments and exhibits) and the Award evidenced hereby are collectively referred to as the “Award Agreement.”

Date of Grant:
Award Type and Description:
Restricted Stock Units granted pursuant to Section 6(e) of the Plan that have been designated as a Performance Award under Section 6(k) of the Plan (referred to herein as “Performance Shares”), which Award is a bookkeeping entry that represents the right to receive a number of shares of Stock up to 200% of the Target Performance Shares (defined below), subject to the terms and conditions of the Award Agreement.
The Grantee’s right to receive payment of this Award in an amount ranging from 0% to 200% of the number of Target Performance Shares, rounded up to the nearest whole share, shall vest and become earned and nonforfeitable upon (i) the Grantee’s satisfaction of the continued service requirements described below under “Vesting Schedule and Forfeiture” and (ii) the Committee’s certification of the level of achievement of the Performance Goal (defined below). The number of Performance Shares actually earned upon satisfaction of the foregoing requirements are referred to herein as the “Earned Performance Shares.”

Target Number of Shares:	See “Morgan Stanley At Work/Portfolio/Stock Options and Awards/PSUs Granted” for the target number of Performance Shares subject to the Award (the “Target Performance Shares”).

Performance Period:

Vesting Schedule and Forfeiture:
Vesting Date. The Grantee must remain in the continuous employ of the Company from the Date of Grant through the last day of the Performance Period (the “Vesting Date”) to be eligible to receive payment of this Award, subject to the level of achievement of the Performance Goal. The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee’s employment among the Company and its affiliates or an approved leave of absence.
Termination of Employment. Notwithstanding the foregoing, if, prior to the Vesting Date, the Grantee (i) dies, (ii) becomes permanently disabled while in the employ of the Company and the Company terminates the Grantee’s employment as a result thereof, (iii) Retires (as defined below) less than 12 months after the Date of Grant or (iv) is terminated by the Company without Cause (each of the foregoing, a “Forfeiture Event”), then a pro rata portion of the Target Performance Shares (the “Pro Rata Unvested Performance Shares”) shall remain eligible for payment following the date of the Forfeiture Event, subject to the level of achievement of the Performance Goal at the end of the Performance Period or the occurrence of a Change in Control, and all other Target Performance Shares shall be immediately forfeited. The number of Pro Rata Unvested Performance Shares shall be determined by multiplying the total number of Target Performance Shares granted hereunder by a fraction, the numerator of which is the number of days between the first day of the Performance Period and the Forfeiture Event and the denominator of which is the total number of days in the Performance Period. Following a Forfeiture Event, the number of Performance Shares that may become Earned Performance Shares may range from 0% to 200% of Pro Rata Unvested Performance Shares, as described below under “Performance Goal.”
If the Grantee Retires 12 months or more after the Date of Grant but prior to the Vesting Date (“Post-One Year Retirement”), then none of the Target Performance Shares will be reduced or forfeited and the Grantee will remain eligible to receive payment with respect to all Target Performance Shares following the date of such Retirement, subject to the level of achievement of the Performance Goal at the end of the Performance Period or the occurrence of a Change in Control. Following the Grantee’s Post-One Year Retirement, the number of Performance Shares that may become Earned Performance Shares may range from 0% to 200% of Target Performance Shares, as described below under “Performance Goal.”
If the Grantee terminates employment voluntarily (other than due to Retirement) or is terminated for Cause before the Vesting Date, then the Award will terminate automatically on the date of such termination and the Grantee shall immediately forfeit all Target Performance Shares.

“Retires” or “Retirement” means the Grantee’s voluntary resignation from employment with the Company under circumstances which the Company (or, if the Grantee is an officer for purposes of Section 16 of the Exchange Act (a “Section 16 Officer”), the Committee), in its sole discretion, determines at the time of such resignation to constitute “Retirement” for purposes of this Award. For the avoidance of doubt, the Company’s (or, if the Grantee is a Section 16 Officer, the Committee’s) determination of whether “Retirement” has occurred shall be made on an individual Award basis, and “Retirement” treatment for any one Award shall not require that all Awards held by the Grantee will receive “Retirement” treatment. Notwithstanding the foregoing, if the Grantee is a Key Executive (as defined in the Occidental Petroleum Corporation Retirement Policy (the “Retirement Policy”)) whose retirement qualifies as an Eligible Retirement (as defined in the Retirement Policy), all of the Target Performance Shares may remain eligible for payment following the date of Retirement subject to the level of achievement of the Performance Goal at the end of the Performance Period or the occurrence of a Change in Control (in which case 100% of the Target Performance Shares will be deemed the Pro Rata Unvested Performance Shares).
Change in Control. If a Change in Control occurs following a Forfeiture Event but prior to the Vesting Date, then 100% of the Pro Rata Unvested Performance Shares shall become immediately vested and nonforfeitable and deemed to be Earned Performance Shares as of the date of the Change in Control (without regard to the level of achievement of the Performance Goal). For the avoidance of doubt, Target Performance Shares previously forfeited as a result of the Forfeiture Event shall not become vested pursuant to this paragraph.
If a Change in Control occurs following the Grantee’s Post-One Year Retirement but prior to the Vesting Date, then 100% of the Target Performance Shares shall become immediately vested and nonforfeitable and deemed to be Earned Performance Shares as of the date of the Change in Control (without regard to the level of achievement of the Performance Goal).
If a Forfeiture Event has not occurred and a Change in Control occurs prior to the Vesting Date, then 100% of the Target Performance Shares will be deemed to be Earned Performance Shares and will automatically convert into the same number of shares of Restricted Stock. The shares of Restricted Stock may not be transferred, assigned, sold, pledged, exchanged or otherwise encumbered or disposed of by the Grantee, except as provided for within the Plan, and are subject to a risk of forfeiture. In order for restrictions to lapse and the shares of Restricted Stock to become vested and nonforfeitable, the Grantee must remain in the continuous employ of the Company from the date of the Change in Control through the earliest to occur of (i) the Vesting Date, (ii) the date within 24 months following the date of the Change in Control on which the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason (the “CIC Related Vesting Date”) or (iii) the Grantee’s Post-One Year Retirement; provided that, if the Grantee experiences a Forfeiture Event after the Change in Control and prior to the Vesting Date (i.e., if the Grantee dies, becomes permanently disabled while in the employ of the Company and the Company terminates the Grantee’s employment as a result thereof, Retires less than 12 months after the Date of Grant, or is terminated by the Company without Cause after 24 months following the date of the Change in Control), then only a pro rata portion of the shares of Restricted Stock (determined by multiplying the total number of shares of Restricted Stock granted by a fraction, the numerator of which is the number of days between the first day of the Performance Period and the Forfeiture Event and the denominator of which is the total number of days in the Performance Period) shall become immediately vested and nonforfeitable, and all other shares of Restricted Stock shall be immediately forfeited.

Notwithstanding the foregoing provisions of this paragraph, prior to the occurrence of the Change in Control, the Committee may determine in its sole discretion that a termination of employment by the Company without Cause or by the Grantee for Good Reason within 24 months following the date of the Change in Control shall not result in full acceleration of vesting as described above and shall instead result in (a) in the case of a termination without Cause within 24 months following the date of the Change in Control, pro rata vesting as described above for a Forfeiture Event occurring after the Change in Control and (b) in the case of a resignation for Good Reason within 24 months following the date of the Change in Control, the forfeiture of this Award. Any such determination by the Committee is binding on the Grantee. Any such vesting per this paragraph is subject to the Grantee’s execution, delivery and non-revocation of a general release of claims.
Except as otherwise provided in the Award Agreement, the Grantee shall have all of the rights of a stockholder with respect to the shares of Restricted Stock received upon conversion of Earned Performance Shares pursuant to this paragraph, including the right to vote such shares and, subject to the terms and conditions described below under “Dividends, Voting and Other Rights,” to receive any dividends that may be paid thereon; provided, that any and all such dividends shall be subject to the same restrictions as the underlying shares of Restricted Stock.

Performance Goal:
The “Performance Goal” for the Performance Period is based on relative total shareholder return (referred to as “total stockholder return” in the Plan) (“TSR”) of the Peer Companies (defined below), as described herein. The Committee may adjust the Performance Goal as permitted by the Plan
Peer Companies. In addition to Occidental, the “Peer Companies” are BP p.l.c., Chevron Corporation, ConocoPhillips, EOG Resources, Inc., ExxonMobil Corporation, Shell plc, and TotalEnergies, plus the S&P 500 Index. If, at any time during the Performance Period, a Peer Company is acquired, ceases to exist, ceases to be a publicly-traded company, files for bankruptcy, spins off 25% or more of its assets, or sells all or substantially all of its assets, then such company will be removed and treated as if it had never been a Peer Company and the achievement of the Performance Goal will be determined with respect to the remaining Peer Companies.

Calculation of TSR. TSR shall be calculated for each Peer Company using (i) the average of its last reported sale price per share of common stock on the New York Stock Exchange (“NYSE”)—Composite Transactions for each trading day during the 30 calendar days beginning with the first day of the Performance Period and, in the case of the S&P 500 Index, the last reported index price, and (ii) the average of its last reported sale price per share of common stock on the NYSE-Composite Transactions for each trading day during the 30 calendar days ending with the last day of the Performance Period and, in the case of the S&P 500 Index, the last reported index price. At the end of the Performance Period, the TSR of each Peer Company shall be calculated by the Committee in its good faith discretion, and the ranking of Occidental’s TSR compared to the TSR of each other Peer Company shall determine the percentage of the Target Performance Shares that may become Earned Performance Shares as follows:

If Occidental’s TSR is negative for the Performance Period, the number of Earned Performance Shares will be limited to the Target Performance Shares. At the end of the Performance Period, the TSR of Occidental shall be calculated by the Committee in its good faith discretion using (i) the average of Occidental’s last reported sale price per share of Stock on the NYSE—Composite Transactions for each trading day during the 30 calendar days beginning with the first day of the Performance Period and (ii) the average of Occidental’s last reported sale price per share of Stock on the NYSE-Composite Transactions for each trading day during the 30 calendar days ending with the last day of the Performance Period.

Payment of Award:
Payment for Earned Performance Shares will be made solely in shares of Stock (in shares of Restricted Stock, in the case of the occurrence of a Change in Control), which will be issued to the Grantee as promptly as practicable after the Committee’s certification of attainment of the Performance Goal (which such payment and certification shall occur no later than 70 days following the end of the Performance Period) or the occurrence of a Change in Control (which such payment shall occur no later than 70 days following the date of the Change in Control), as applicable (the “Payment Trigger Date”), and in any event no later than the 15th day of the third month following the end of the first taxable year in which the Performance Shares are no longer subject to a substantial risk of forfeiture.

Dividends, Voting and Other Rights:
Performance Shares are not shares of Stock and have no voting rights or, except as described in this paragraph, dividend rights. With respect to each Performance Share subject to this Award, the Grantee is also awarded Dividend Equivalents with respect to one share of Stock, which means that, in the event that Occidental declares and pays a cash dividend on its outstanding Stock and, on the record date for such dividend, the Grantee holds Performance Shares that have not been settled (including settlement through conversion into Restricted Stock) or forfeited pursuant to the terms of the Award Agreement, then the Grantee will be credited on the books and records of Occidental with an amount equal to the amount per share of any such cash dividend for each outstanding Performance Share. The Grantee will be credited with such Dividend Equivalents for the period beginning on the Date of Grant and ending on the applicable Payment Trigger Date or, if earlier, the date the Grantee forfeits his rights with respect to the Performance Shares. Occidental will pay in cash to the Grantee an amount equal to (i) the Dividend Equivalents credited to such Grantee, adjusted as necessary to reflect the number of Earned Performance Shares, plus (ii) if applicable, the amount of any cash dividends accumulated with respect to any shares of Restricted Stock received as described above under “Vesting Schedule and Forfeiture—Change in Control,” as promptly as may be practicable after (A) the Committee certifies the attainment of the Performance Goal, or (B) if a Change in Control has occurred, the earliest to occur of (1) the Vesting Date, (2) the CIC Related Vesting Date, (3) the Grantee’s Post-One Year Retirement and (4) a Forfeiture Event occurring after a Change in Control, as applicable, and in any event no later than the 15th day of the third month following the end of the taxable year in which the Dividend Equivalents or dividends, as applicable, are no longer subject to a substantial risk of forfeiture. For purposes of clarity, if Performance Shares or shares of Restricted Stock are forfeited by the Grantee, then the Grantee shall also forfeit the Dividend Equivalents and/or dividends, if any, accrued with respect to such Performance Shares and/or shares of Restricted Stock.

ATTACHMENT 1
OCCIDENTAL PETROLEUM CORPORATION
2015 LONG-TERM INCENTIVE PLAN as Amended and Restated
STANDARD AWARD TERMS AND CONDITIONS

The following Standard Award Terms and Conditions (these “Terms and Conditions”) are set forth as of the Date of Grant specified in the Notice of Grant to which these Terms and Conditions are attached (the “Notice of Grant”), by and between Occidental Petroleum Corporation (“Occidental” and, with its Subsidiaries, the “Company”), and the eligible individual (the “Grantee”) receiving the award described in the Notice of Grant (the “Award”). The Award is granted in accordance with the Occidental Petroleum Corporation 2015 Long Term Incentive Plan, as may be amended from time to time (the “Plan”). Capitalized terms used but not defined herein shall, unless otherwise indicated, have the meanings set forth in the Plan. These Terms and Conditions, the Notice of Grant (along with all incorporated attachments and exhibits) and the Award evidenced thereby are collectively referred to herein as the “Award Agreement.” This Award Agreement includes a final and binding “Arbitration Agreement”, which as discussed in Section 22 below, covers the Award Agreement and Grantee’s employment with the Company.
1.Acceptance of Award. If the Grantee fails to accept the Award on or before the 45th day following the Date of Grant, then, notwithstanding any other provision of the Award Agreement, the Grantee shall forfeit all rights under the Award (including all shares of Occidental common stock, $0.20 par value (“Stock”), and any dividend equivalents with respect thereto) and the Award will become null and void. For purposes of the Award Agreement, acceptance of the Award shall occur on the date the Grantee accepts the Award through Morgan Stanley At Work or any replacement online system designated by the Company.
2.No Employment Contract for Continued Employment. Nothing in the Award Agreement confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee. Unless otherwise agreed in writing signed by the Grantee and an authorized representative of the Company, the Grantee’s employment with the Company is at will and may be terminated at any time by the Grantee or the Company.
3.Restrictions on Transfer. Neither the Award Agreement nor any right to receive shares of Stock or cash pursuant to the Award Agreement may be transferred or assigned by the Grantee other than in accordance with the transfer restrictions set forth in the Plan.
4.Taxes and Withholding.
a.Regardless of any action the Company takes with respect to any or all income tax (including U.S. Federal, state and local tax and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, as applicable, the grant, vesting or settlement of the Award and the receipt of any dividends or Dividend Equivalents thereon; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee in connection with the grant, vesting or settlement of the Award and/or the issuance of any shares of Stock or the payment of any cash or other consideration pursuant to the Award in accordance with the Notice of Grant, from any cash and shares of Stock that are to be paid or issued to the Grantee pursuant to the Award (including any dividends or Dividend Equivalents), in any combination as determined by the Committee, and, if not sufficient, from the Grantee’s wages or other cash compensation. The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s receipt of the Award that cannot be satisfied by the means previously described.
5.Compliance with Law. The Company will make reasonable efforts to comply with all applicable U.S. Federal, state and local laws and non-U.S. laws, and the Company will not issue any cash, shares of Stock or other securities pursuant to the Award Agreement if such issuance would result in a violation of any such law. Further, if it is not feasible for the Company to comply with these laws with respect to the grant, vesting or settlement of the Award, then the Award may be cancelled without any compensation or additional benefits provided to the Grantee as a result of the cancellation.
6.Relation to Other Benefits. The benefits received by the Grantee under the Award Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company. Additionally, the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards. The grant of the Award does not create any contractual or other right to receive future grants of, or benefits in lieu of, awards under the Plan, even if the Grantee has a history of receiving awards under the Plan or other cash or stock awards.
7.Beneficial Ownership Requirements. If the Grantee (a) was a Named Executive Officer (as defined in Item 402 of Regulation S-K under the Exchange Act) for the last completed fiscal year prior to vesting of the Award, and (b) is, as of the date of vesting of the Award, subject to Occidental’s Executive Stock Ownership Guidelines, as in effect from time to time (the “Ownership Guidelines”), and the Grantee’s Stock holdings fail as of such date to satisfy the applicable requirements of the Ownership Guidelines, then the Grantee shall retain Beneficial Ownership (as defined in Rule 16a-1(a)(2) under the Exchange Act) of shares of Stock equal to not less than 50% of the net after-tax shares of Stock, if any, received under the Award until the Grantee satisfies the applicable requirements of the Ownership Guidelines (the “Beneficial Ownership Period”). Compliance with the foregoing requirement shall be determined by reference to the reports filed by the Grantee on Forms 3, 4 and 5, as applicable, pursuant to Section 16(a) of the Exchange Act, and the aggregate number of shares of Stock reported as Beneficially Owned during the Beneficial Ownership Period shall not be less than the sum of the number of shares of Stock then required to be so owned pursuant to the Award Agreement and the terms and conditions of any other grant containing this or a similar requirement.
8.Golden Parachute Policy. Notwithstanding any provision in the Award Agreement to the contrary, no payment shall be made with respect to the Award that would cause the total payments made to the Grantee to exceed the limits in Occidental’s Golden Parachute Policy, as in effect from time to time.
9.Adjustments. The number and kind of securities covered by the Award are subject to adjustment as provided under the Plan, such as in order to prevent dilution or expansion of the Grantee’s rights under the Award as a result of events such as stock dividends, stock splits or other changes in the capital structure of Occidental, or any merger, consolidation, spin-off, liquidation or other corporate transaction or event having a similar effect. If any such adjustment occurs, the Company will give the Grantee written notice of the adjustment.
10.Amendments. The Plan may be amended, altered, suspended, discontinued or terminated by the Board at any time, as provided in the Plan. Any amendment to the Plan will be deemed to be an amendment to the Award Agreement to the extent it is applicable to the Award; however, no amendment may materially and adversely affect the rights of the Grantee under the Award Agreement without the Grantee’s consent. In addition, the Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate the Award Agreement, except as otherwise provided in the Plan; provided, that, without the Grantee’s consent, no such Committee action may materially and adversely affect the rights of the Grantee under the Award. Notwithstanding the foregoing, the Arbitration Agreement in Section 22 below, survives the termination of the Plan and Award Agreement, and may only be terminated or amended in a writing expressly stating an intent to terminate or amend the Arbitration Agreement that is signed by Grantee and an authorized official of the Company.
11.Severability. If one or more of the provisions of the Award Agreement is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of the Award Agreement, and the remaining provisions of the Award Agreement will continue to be valid and fully enforceable.
12.Entire Agreement; Relation to Plan; Interpretation. Except as specifically provided in this Section 12, the Award Agreement (including these Terms and Conditions, the Notice of Grant, Arbitration Agreement, and all incorporated attachments and exhibits) and the Plan constitute the entire agreement between the Company and the Grantee with respect to the Award. The Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between the Award Agreement and the Plan, the provisions of the Plan control; provided, however, the Arbitration Agreement in Section 22 shall apply in the event of any inconsistent provision between the Arbitration Agreement and the Plan. References to Sections and Attachments are to Sections of, and Attachments incorporated in, the Award Agreement unless otherwise noted. In the event of any inconsistent provisions between the Award Agreement and any employment agreement between the Grantee and the Company, the provisions of the Award Agreement control.

13.Successors and Assigns. Subject to any transfer or forfeiture restrictions set forth in the Notice of Grant, the provisions of the Award Agreement shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
14.Beneficiaries.
a.The Grantee shall have the option of designating a beneficiary (“Beneficiary”) to receive settlement of the Grantee’s Award upon the Grantee’s death.
b.If no Beneficiary is designated at the time of the Grantee’s death, or if no Beneficiary survives the Grantee, the Beneficiary shall be the Grantee’s surviving spouse, or if the Grantee has no surviving spouse, the Grantee’s surviving children equally, or if there are no surviving children, the Grantee’s surviving parents equally, or if there is no surviving parent, the Grantee’s surviving siblings equally, or if there is no sibling living, the Grantee’s estate.
c.In order to designate a Beneficiary or change a previous designation, the Grantee must complete a Long-Term Incentive Beneficiary Designation Form (the “Form”). Beneficiary designations submitted on other forms or in any other format will not be accepted. The Grantee should read the Form carefully, follow the instructions and complete the Form in its entirety according to the instructions, obtain any necessary signatures according to the Form, sign and date the Form, and return the Form to the Executive Compensation Department, c/o Occidental Petroleum Corporation, 5 Greenway Plaza, Suite 110, Houston, Texas, 77046. The Grantee should also keep a copy of the Form for the Grantee’s records. Upon acceptance, the Grantee’s designation will cancel any previous designations. The Grantee’s Beneficiary designation shall not affect any designation by the Grantee under any other benefit plan.
d.The Grantee should consider submitting a new Form if: (1) the Grantee’s marital status changes, (2) one of the Grantee’s previously designated Beneficiaries dies before the Grantee, or (3) the Grantee acquires or loses dependents. To determine the tax consequences associated with the Grantee’s designation, it is recommended that the Grantee consult with a qualified tax advisor or estate planner.
15.Governing Law. Except as specifically provided in Section 22, the laws of the State of Delaware govern the interpretation, performance, and enforcement of the Award Agreement (including these Terms and Conditions, the Notice of Grant and all incorporated attachments and exhibits).
16.Privacy Rights. By accepting the Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Award Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock held by the Grantee, directorships held in the Company, details of the Award or any other entitlement to cash or shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Personal Data”). Personal Data may be transferred within the Company and to any third parties assisting in the implementation, administration and management of the Plan (“Processors”). These transfers within the Company and to Processors may result in the processing of Personal Data in a country other than where the Grantee resides. By accepting the Award, the Grantee authorizes the Company and Processors to receive, possess, process, retain and transfer the Personal Data, in electronic or other form, for the purposes described above. Residents of certain jurisdictions, including the European Union, the United Kingdom and certain states within the U.S., may have additional rights with regard to their Personal Data, including the rights to view Personal Data, request additional information about the storage and processing of Personal Data, correct Personal Data and refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan, if any, by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
18.Grantee’s Representations and Releases.
a.By accepting the Award, the Grantee acknowledges that the Grantee has read the Award Agreement (including these Terms and Conditions, the Notice of Grant, Arbitration Agreement, and all incorporated attachments and exhibits) and understands that (i) the grant of the Award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect Subsidiaries and that, if the Grantee is an employee of a Subsidiary and not Occidental, then the Grantee will be considered a third party of Occidental to whom the Award is granted; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of Occidental; (iii) the Grantee’s participation in the Plan is voluntary; (iv) the Award is an extraordinary item that does not constitute a regular and recurring item of base compensation; (v) the future value of any shares of Stock issued and/or the future amount of cash, if any, payable pursuant to the Award cannot be predicted, and Occidental does not assume liability in the event the value of the Award or any such shares of Stock depreciates or has no value in the future; (vi) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction; and (vii) Occidental is not providing any tax, legal or financial advice with respect to the Award or the Grantee’s participation in the Plan.
b.In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or the shares of Stock issued pursuant to the Award resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by an arbitrator or court of competent jurisdiction (if applicable) to have arisen, then, by accepting the

Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
19.Imposition of Other Requirements. Occidental reserves the right to impose other requirements on the Grantee’s participation in the Plan and on the Award, to the extent Occidental determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Compliance with Section 409A of the Code. Unless specified otherwise in the Notice of Grant, the Award is intended to be exempt from the Nonqualified Deferred Compensation Rules. Notwithstanding the foregoing, to the extent that it is determined that the Plan or the Award is subject to the Nonqualified Deferred Compensation Rules, the Award Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of the Nonqualified Deferred Compensation Rules to the maximum extent possible. In addition, if the Award is subject to the Nonqualified Deferred Compensation Rules, then (i) the settlement of the Award or some portion of the Award may be delayed in accordance with the applicable terms of Section 9(n) of the Plan; (ii) any payment on a Change in Control event will be made only if the Change in Control also qualifies as a change of control event within the meaning of the Nonqualified Deferred Compensation Rules; and (iii) any determination by the Committee not to accelerate the Award on a Change in Control shall be made only to the extent such determination is consistent with the Nonqualified Deferred Compensation Rules. To the extent that the Board determines that the Plan or the Award is subject to the Nonqualified Deferred Compensation Rules and fails to comply with the requirements of the Nonqualified Deferred Compensation Rules, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to the Nonqualified Deferred Compensation Rules or to comply with the applicable provisions of such rule.
21.Clawback. The award shall be subject to the clawback provisions set forth in Section 9(m) of the Plan. By accepting the Award, the Grantee expressly acknowledges and agrees that (i) all incentive compensation the Grantee has received or may in the future receive from the Company, including, without limitation, any compensation pursuant to the Company’s Executive Severance Plan, Executive Change in Control Severance Plan, the Plan, Executive Incentive Compensation Plan, and the US Dollar Incentive Compensation Program, shall be subject to the terms and conditions of any written clawback policy that the Company, with the approval of the Board, has adopted or may adopt, including the Occidental Petroleum Corporation Clawback Policy, to the extent the Company determines the policy should apply to such compensation, and (ii) in connection with the enforcement of such clawback policy, the Company shall have the right to reduce, cancel, or withhold against outstanding, unvested, vested, or future cash or equity-based compensation owed or due to the Grantee and the Grantee agrees to repay to the Company any incentive compensation previously paid to such Grantee that is subject to such policy, in each case to the maximum extent permitted under applicable law.
22.Arbitration Agreement. This Arbitration Agreement covers claims arising out of or related to the Award Agreement and your employment or the termination thereof, as detailed below.
a.GRANTEE AND THE COMPANY MUTUALLY AGREE THAT, EXCEPT AS OTHERWISE PROVIDED IN THE EXCEPTIONS SECTION OF THIS ARBITRATION AGREEMENT, ANY AND ALL CLAIMS OR DISPUTES, PAST,

PRESENT, AND FUTURE, ARISING OUT OF OR RELATED TO: (i) THIS AWARD AGREEMENT, (ii) ANY OTHER AGREEMENT BETWEEN GRANTEE AND THE COMPANY, AND/OR (iii) GRANTEE’S EMPLOYMENT AND SEPARATION OF EMPLOYMENT WITH THE COMPANY, THAT, IN THE ABSENCE OF THIS AGREEMENT COULD HAVE BEEN BROUGHT IN A COURT OF LAW, WILL BE DECIDED BY A SINGLE ARBITRATOR THROUGH FINAL AND BINDING ARBITRATION AND NOT BY A JUDGE OR JURY.
Nothing herein shall be construed to reduce or eliminate the deference to the Plan Administrator that would otherwise be required prior to, or as part of a claim in court, procedurally or substantively. Subject to the foregoing, the arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of the Award Agreement that would otherwise be subject to resolution in a court of law. Additionally, except as otherwise provided in Section 22(b) below, this Arbitration Agreement applies, without limitation, to claims and disputes arising out of or relating to the application for employment, background checks, privacy, employment relationship, or the termination of that relationship (including post-employment defamation or retaliation), breach of contract, trade secrets, unfair competition, compensation, classification, minimum wage, expense reimbursement, overtime, breaks and rest periods, retaliation, discrimination, harassment, tort claims, equitable claims, and all statutory and common law claims, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Pregnancy Discrimination Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, Older Workers Benefits Protection Act of 1990, the Fair Credit Reporting Act, the Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act, state statutes or regulations addressing the same or similar subject matters, and any claims for violation of any federal, state or other governmental law, statute, regulation, or ordinance.
Grantee and the Company also agree that any dispute regarding the validity, scope, applicability, enforceability, or waiver of this Arbitration Agreement, including, but not limited to, any claim that all or any part of this Arbitration Agreement is void or voidable will also be resolved by an arbitrator—and not the court; however, this sentence does not apply to any claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act or to the Class Action Waiver in Section 22(d) below. Notwithstanding any other clause or language in this Arbitration Agreement and/or any rules or procedures that might otherwise apply because of this Arbitration Agreement (including, without limitation, the AAA Rules discussed below), any disputes about the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act and/or any dispute about the validity, enforceability, or applicability of all or any portion of the Class Action Waiver will be determined only by a court of competent jurisdiction and not by an arbitrator.
a.Exceptions. This Arbitration Agreement does not apply to: (i) claims for worker’s compensation, state disability insurance and unemployment insurance benefits; however, it does apply to retaliation or discrimination claims based upon seeking such benefits; (ii) claims for employee benefits under any benefit plan covered by the Employee Retirement Income Security Act of 1974 or funded by insurance unless the claim can otherwise be brought in a court of law (after the exhaustion of an administrative or alternative remedies otherwise applicable to the claim); (iii) any claim that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement; and (iv) disputes that may not be subject to a pre-dispute arbitration agreement under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (at Grantee’s election). If any claim(s) not covered under this Arbitration Agreement pursuant to this Section 22(b) are combined with claims that are covered under this Arbitration Agreement, the covered claims will be arbitrated and continue to be covered under this Arbitration Agreement, to the maximum extent permitted under applicable law. Nothing in this Arbitration Agreement prevents the making of a report to or filing a claim or charge with a government agency, including the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, Occupational Health and Safety Administration, National Labor Relations Board, or law enforcement agencies. Nothing in this Arbitration Agreement (A) prevents the investigation by a government agency of any report, claim or charge otherwise covered by the Award Agreement or (B) prevents or excuses a party from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing a claim in arbitration. In addition, provisional remedies such as a temporary restraining order or preliminary injunction may be pursued and secured in a court, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief or where the relief is sought to secure performance of an agreement designed to prevent irreparable harm. The court to which the application is made is authorized to consider the merits of the arbitrable controversy for the limited purposes of evaluating the elements of probable success and possibility of irreparable injury to the extent required and applicable for the issuance of provisional relief under controlling law. All determinations of final relief will be decided in arbitration, and the pursuit of provisional relief will not be deemed incompatible with or constitute a waiver of rights under this Agreement.
b.Controlling Law and Procedure. The parties agree the Federal Arbitration Act (“FAA”) (9 U.S.C. § 1 et seq.) applies to and governs this Arbitration Agreement, which evidences a transaction involving commerce. If the FAA does not apply to a particular dispute or to one or both parties, the parties agree the Texas Arbitration Act (“TAA”) will apply. If neither the FAA nor TAA apply, the parties agree the arbitration law of the jurisdiction where the arbitration will take place will apply. A party who wishes to arbitrate a claim or dispute covered by this Arbitration Agreement must make a written request for arbitration and deliver it to the other party by hand or mail no later than the expiration of the statute of limitations (the deadline for filing the claim) that applicable law prescribes for the claim. The request for arbitration shall identify the claims asserted, the factual basis for the claim(s), and the relief and/or remedy sought. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the request for arbitration and apply the statute of limitations that would have applied if the claim(s) had been brought in court. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
c.Class Waiver. Grantee and the Company agree to bring any claim or dispute in arbitration on an individual basis only, and not as a class or collective action; the Grantee and Company waive any right for a dispute or claim to be brought, heard, or decided as a class or collective action, and the arbitrator has no power or authority to preside over a class or collective action (“Class Action Waiver”). Additionally, no arbitration proceeding under this Arbitration Agreement may be consolidated or joined with an arbitration proceeding involving different employees. The Class Action Waiver will be severable from this Arbitration Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the class or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.
d.Arbitration Procedure. Except as otherwise provided for herein, the arbitration will be conducted in accordance with the AAA Employment Arbitration Rules for individually negotiated employment contracts or any applicable successor rules (the “AAA Rules”), in effect on the date the written notice of claims request for arbitration is made; provided, however, if there is a conflict between the AAA Rules and this Arbitration Agreement, this Arbitration Agreement will govern. The AAA rules are available on-line at www.adr.org. The arbitrator (who must be a retired judge from any jurisdiction) will be selected as follows: AAA will give each party a list of 11 arbitrators drawn from its panel of arbitrators, from which the parties will strike alternately by telephone conference administered by AAA, with the party to strike first to be determined by a coin toss conducted by AAA, until only one name remains. The arbitrator shall entertain and address any motion to dismiss and/or a motion for summary judgment consistent with the standards for such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure. Each party may take the deposition of three individual fact witnesses and any expert witness designated by another party. Each party may also propound requests production of documents and five interrogatories, and each party may subpoena witnesses and documents for discovery or the arbitration hearing, including testimony and documents relevant to the case from third parties, in accordance with any applicable state or federal law. Additional discovery may be conducted by mutual stipulation, and the arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests, based on the arbitrator’s determination whether additional discovery is warranted by the circumstances of a particular case. Subject to Section 18(b) above, the arbitrator may award any remedy available under applicable law, but remedies shall be limited to those that would be available to a party in their individual capacity for the claims presented to the arbitrator. The arbitrator shall apply the substantive U.S. Federal, state or local law applicable to the claims asserted. The arbitrator is without authority to apply any different substantive law. The award shall be issued in writing and state the essential findings and conclusions on which such award is based. The parties agree to abide by and perform any valid award rendered by the arbitrator, and judgment on the award may be entered in any court having jurisdiction thereof.
e.Fees and Costs. In all cases where required by law, the Company will pay the costs and fees unique to arbitration, including the arbitrator’s fees. If applicable allows for fee splitting, the fees and expenses of the arbitrator (including compensation) shall be borne equally by the parties. Each party will pay for its own costs and attorneys' fees, if any. However, if any party prevails on a claim which affords the prevailing party attorneys’ fees or costs, or if there is a written agreement providing for fees or costs, the arbitrator may award reasonable fees and/or costs to the prevailing party as provided by law. Any controversy regarding the payment of fees and expenses under this Arbitration Agreement shall be decided by the arbitrator. In the event applicable law, as determined by the arbitrator, requires a different allocation of arbitral fees and costs in order for this Arbitration Agreement to be enforceable, then such law will be followed.
f.Consideration and Voluntary Arbitration Agreement. The consideration for this Arbitration Agreement is the Company’s grant of the Award and/or the mutual obligations by Grantee and the Company to arbitrate disputes. This Arbitration Agreement is not a mandatory condition of employment. If the Grantee does not wish to be bound by this Arbitration Agreement and Award Agreement, the Grantee can elect not to accept the Award.
g.Enforcement and Severability. This Arbitration Agreement survives after the employment relationship terminates. Subject to the Class Action Waiver in Section 22(d) above, (which includes its own severability provision), if any portion of this Arbitration Agreement is deemed unenforceable, the unenforceable provision or language shall be severed from the Award Agreement and the remainder will be enforceable.
23. Status of Stock. Occidental intends to register for issuance under the Securities Act of 1933, as amended (the “Act”), the shares of Stock acquirable upon settlement of the Award. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock acquirable upon settlement of the Award will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. Occidental intends to use its reasonable efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon settlement of the Award, the Grantee, if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.
The Grantee agrees that the shares of Stock which the Grantee may acquire in settlement of the Award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable U.S. Federal, state or local securities or exchange laws or non-U.S. securities or exchange laws. The Grantee also agrees that (i) any certificates representing the shares of Stock to be delivered in settlement of the Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) Occidental may refuse to register the transfer of the shares of Stock to be delivered in settlement of the Award on the stock transfer records of Occidental if such proposed transfer would, in the opinion of counsel satisfactory to Occidental, constitute a violation of any applicable securities law and (iii) Occidental may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock to be delivered in settlement of the Award.
24. Notices. Any notices or other communications provided for in these Terms and Conditions shall be sufficient if in writing. In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to the Grantee at the Grantee’s principal place of employment or if sent by certified mail, return receipt requested, to the Grantee at the last address the Grantee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to Occidental at its principal executive offices.
25. Binding Effect. These Terms and Conditions shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.
26. Construction. Headings are given to the Sections and subsections of the Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Award Agreement or any provision thereof. Further, under the Award Agreement, (a) pronouns and other words of gender shall be read as gender-neutral, (b) words importing the singular only shall include the plural and vice versa and (c) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”. The Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

ATTACHMENT 2
OCCIDENTAL PETROLEUM CORPORATION
2015 LONG-TERM INCENTIVE PLAN as Amended and Restated
GENERAL TERMS OF EMPLOYMENT

The following General Terms of Employment are set forth as of the “Date of Grant” specified in the Notice of Grant to which this Attachment 2 is attached (the “Notice of Grant”), by and between Occidental Petroleum Corporation (“Occidental”) and the eligible individual (the “Grantee”) receiving the award described in the Notice of Grant (the “Award”). These General Terms of Employment, the Notice of Grant (along with all incorporated attachments and exhibits) and the Award evidenced thereby are collectively referred to herein as the “Award Agreement”.
For and in consideration of the premises and the mutual covenants of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantee hereby agrees as follows, in each case to the fullest extent permitted by law and subject to the limitations provided for in Sections F and G:
A. The Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of Occidental, or any of its subsidiaries or other affiliates (the “Company Group”), any Confidential Information of any of them (whether generated by them or as a result of any of their business relationships), without first obtaining the written permission of an officer of the Company. As used herein, “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the business of the Company Group that the Grantee first acquires during employment and that the Company Group has not made public or authorized public disclosure of, provided that the item or compilation is not readily available to persons outside the Company Group through proper means who would benefit from its use or disclosure and is not obligated to maintain its confidentiality. Confidential Information is also understood to cover the information protected under Company’s Confidential Company Information Policy 10:20:80, as it may be amended from time to time. Confidential Information does not include terms and conditions of employment of Company Group employees except where it is information concerning employees of the Company Group other than Grantee that is entrusted to Grantee as a supervisor or manager or entrusted to Grantee as part of confidential job duties (such as human resource management, payroll, or benefits administration).
B. At the time of leaving employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, documents, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials (including keys, access cards, FOBs, computers, thumb drives or other electronic storage devices) relating to the Company Group (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee’s possession or control.
C. The Grantee will, during the Grantee’s employment by the Company or any member of the Company Group, comply with the provisions of Occidental’s Code of Business Conduct.

D. The Grantee will not interfere with or disrupt any of the operations of the Company Group or otherwise take actions intended directly to harm any entity in the Company Group. The Grantee will not make defamatory statements about the Company Group, or its owners, officers or directors (“Occidental Parties”), or intentionally publicize false or misleading information about Occidental Parties to the public or the investment community (through the press, electronic media, or any other mass media or communication outlet); provided, however, that the foregoing shall not prohibit conduct that is protected by law as described in Sections F and G below.
E. In the event that the Grantee is subject to an “Intellectual Property Assignment and Nondisclosure Agreement” (“IPANA”) with the Company or a member of the Company Group, the IPANA shall control the rights of the Grantee with respect to intellectual property conceived or created by the Grantee in accordance with the IPANA’s terms, and the Grantee will comply with such agreement as a mandatory term of the General Terms of Employment provided herein. In the event the Grantee is not subject to a controlling IPANA, all inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by a member of the Company Group, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of a member of the Company Group (collectively “Proprietary Works”) shall be a work-for-hire and become and remain the property of the Company (or other member of the Company Group that employs the Grantee), its successors and assigns. The Grantee hereby fully and finally, assigns and transfers to the Company (or other member of the Company Group that employs the Grantee), all of the Grantee’s right, title and interest in the Proprietary Works. This assignment covers all rights of every kind and character, including all rights necessary to provide Company with all of the benefits of exclusive ownership and control over the Proprietary Works to the fullest extent allowed by law throughout the world, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof. The assignment of inventions provided for in this Award Agreement will be limited so that it excludes assignment of an invention that is not properly subject to assignment in an employment agreement under the law where Grantee resides. Grantee acknowledges notice of the following laws of this nature: Cal. Lab. Code, § 2870; Del. Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kan. Stat. Section 44-130; Minn. Statutes, 13A, Section 181.78; New Jersey Statutes Title 34. Labor and Workmen’s Compensation 34 § 1B-265; NY Labor Law § 203-f; N. Car. General Statutes, Art. 10A, Chapter 66, Commerce and Business, § 66-57.1; Utah Code § 34-39-1 through 34-39-3; Wash. Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140); and that such laws (such as the California law) exclude the assignment of an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
F. Grantee acknowledges notice under the Defend Trade Secrets Act of 2016 (“DTSA”) that no individual may be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that complies with 18 USC §1833(b); namely, a disclosure (i) made in confidence to a Federal, State, or local government official, directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) made in a complaint or other document filed in a lawsuit or other adjudicatory legal proceeding, if such filing is made under seal so that it is not made public. Also, under this law an individual pursuing a legal claim for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in documents filed in the lawsuit or other adjudicatory legal proceeding under seal provided the individual does not engage in disclosure except pursuant to order of the court or adjudicator.
G. The Grantee understands that the purpose of this statement of General Terms of Employment is to reinforce the protection of the trade secrets, Confidential Information and other intellectual property interests of the Company and Company Group, and not to prohibit any conduct by the Grantee that is compelled by law or protected by law. More specifically, Grantee understands that nothing in this Award Agreement prohibits Grantee from opposing or reporting to a relevant law-enforcement agency (such as but not limited to the Securities and Exchange Commission (“SEC”), Department of Labor, National Labor Relations Board, Equal Employment Opportunities Commission, Occupational Safety and Health Commission or law enforcement) an event or decision that Grantee reasonably and in good faith believe is a violation of law. Further, nothing in this Award Agreement obligates Grantee to inform the Company before or after making such a report, prohibits Grantee from cooperating in an investigation conducted by such a government agency, limits or affects Grantee’s right to disclose or discuss criminal conduct, discrimination, harassment (including but not limited to sexual harassment or sexual assault) or retaliation, prohibits Grantee from sharing such information with Grantee’s personal legal counsel, or prohibits Grantee from providing truthful testimony in a legal, administrative or arbitration proceeding. Pursuant to SEC Rule 21F-17, nothing in this Award Agreement or in any other Company agreement, policy, or directive prohibits or impedes Grantee, or any employee of the Company, from communicating directly with the SEC or its staff. Also, if Grantee has initiated communication with the SEC relating to a possible securities law or rule violation, nothing in this Agreement prohibits or impedes Grantee’s ability to continue to communicate directly with the SEC about possible securities law or rule violations without first seeking consent, written or oral, of the Company’s counsel. Further, nothing in this Agreement prohibits or impedes Grantee from testifying in any SEC proceeding or, if eligible under applicable law, interferes with Grantee’s right, if any, to receive an award from the government for information provided to the SEC.
If Grantee is employed with the Company in a non-management, non-supervisory role then nothing in this Agreement shall be construed to prohibit Grantee from engaging in conduct that is protected under Section 7 of the National Labor Relations Act (“NLRA”), such as the right of employees to self-organization, to form, join, or assist labor organizations, to strike, picket, or otherwise engage in other concerted activities for their mutual aid or protection and to solicit fellow employees to do so, or to refuse to participate in any of these activities. Grantee understands that protected Section 7 activity may include using or disclosing information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by the Company for any purpose protected under the NLRA unless the information was entrusted to Grantee in confidence by the Company as part of Grantee’s job duties (such as duties in human resources, payroll, or benefits administration).
H. The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee. The Company, in its sole discretion, may at any time amend or supplement the foregoing terms. The Grantee’s breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including reduction or forfeiture of the Award granted pursuant to the Award Agreement and termination of employment.